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                                                                    EXHIBIT 99.1

LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY, INC. REPORTS FISCAL 2001 THIRD QUARTER RESULTS.

May 09, 2001

Lumenon Innovative Lightwave Technology, Inc. (NASDAQ NM: LUMM), a manufacturer of high-quality optical devices for the global telecommunications, data communications and cable markets, announced today its results for the fiscal third quarter of 2001 ended March 31, 2001.

Lumenon's overall loss for the fiscal third quarter ending March 31, 2001 totaled CDN$8,670,000 (US$5,497,000) or CDN$0.23 (US$0.14) per share, compared to CDN$157,647,000 (US$108,767,000) or CDN$6.04 (US$4.17) per share for the same period in 2000. As at March 31, 2001, Lumenon has a working capital of CDN$27,182,000 (US$17,232,000) compared to CDN$33,194,000 (US$22,128,000) as at
December 31, 2000.

Highlights of the quarter included the Company's key milestone achievement of delivering the first production samples to a customer from its new manufacturing facility. The revenue was not presented separately due to the low monetary importance of the transaction (US$2,000).

Subsequent to the closing of the quarter, Lumenon also announced several significant management changes. In particular, Mr. Gary Moskovitz has been selected as the Company's new President and CEO. Commenting on the current status of Lumenon, Mr. Moskovitz stated, "I am working closely with all of the Lumenon teams to review in detail the Company's status and projections in light of the recent market down-turn. This review is anticipated to be completed within the next four to six weeks, with specific plans implemented that will help us achieve long-term growth."

Additional changes announced at the Board of Directors meeting on May 3, 2001 included Dr. Iraj Najafi stepping down as President, CEO, and Chairman of the Board, and subsequently as a Director of the Company, as well as the resignation of Dr. Anthony Moretti as Director of the Company. Mr. Gilles Marcotte was elected to replace Dr. Najafi as Chairman of the Board of Lumenon.

About Lumenon Innovative Lightwave Technology, Inc.:

Lumenon Innovative Lightwave Technology, Inc. designs, develops and builds integrated optics devices in the form of compact hybrid glass circuits on silicon chips. These photonic devices - based upon Lumenon's breakthrough Hybrid Sol-Gel Glass technology and patented PHASIC(TM) process - offer communications providers the ability to dramatically boost bandwidth in fiber optic cabling, the pipeline for today's burgeoning telecommunication, datacommunication and cable industries.

For more information about Lumenon Innovative Lightwave Technology, Inc., visit the Company's Web site at http://www.lumenon.com. This press release contains certain "forward-looking" statements, as defined in the United States Private Securities Litigation Reform Act of

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1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors are detailed from time to time in the Company's filings with the regulatory authorities having jurisdiction. This release is available on the Company's Web site at www.lumenon.com and the KCSA Public Relations Worldwide Web site at www.kcsa.com. No regulatory authority has approved or disapproved the content of this release.